Exhibit 3.1

Business Number E0354342017 - 0 Filed in the Office of Secretary of State State Of Nevada Filing Number 20244102253 Filed On 6/3/2024 9:44:00 AM Number of Pages 2

DocuSign Envelope ID: 263E7B1B - E7O1 - 4C2E - A518 - 83O839E7FDEF FRANCISCO V. AGUILAR Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www . nvsos.gov Profit Corporation: Certificate of Amendment (PuRsuANrrn NRs 78 . 380 & 78 . 385/78 . 390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANrrn NRs 78.403) 4. Effective Date and Time: (Optional) Officer's Statement PURSUANT rn NRs 80 . 030 Date: [ 06/04/2024 Time : 1 1:01 PM (PT) . (must not be later than 90 days after the certificate is filed) I 5. Information Being Changed: (Domestic corporations only) Changes to takes the following effect: D The entity name has been amended. Ƒ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) 1 I Thepurpose of the entity has been amended. [ J The authorized shares have been amended . [J The directors , managers or general partners have been amended . D IRS tax language has been added . D Articles have been added. D Articles have been deleted. IX] Other. The articles have been amended as follows: (provide article numbers , if available) Article 3.1 is amended to add the new section set forth below . DocuSlgned by : (attach additional page(s) if necessary) 6. Signature: (Required) Ckist{) s . O{)WLA,S X _..::,, ==w..i.lll.lU.. - ------ - s i gnature of Officer or Authorized Signer ! chief Financial Officer Title x Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any prefe r ence or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in add i tion to the affirmative vote otherwise required , of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof . Please include any required or optional information in space below: (attach additional page(s) if necessary) At 1 : 01 p.m Pacific time every 50 outstanding shares of Common Stock shall without further action by the corporation or the holder thereof be combined into and automatically become one share of Common Stock (the "Reverse Stock Split"); provided, however, no fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split, and instead, the Corporation shall issue one full share of post - Reverse Stock Split Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split. This form must be accompanied by appropriate fees . P age 2 o f 2 R evise d : 12 / 15 / 2 02 2